Exhibit 4.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the "Agreement") is made and entered into this 3rd day of August, 2020, by and between Bravo Multinational Incorporated, a Delaware Corporation, (“DE CORP.”), and Bravo Multinational Incorporated, a newly formed Wyoming Corporation (“WY CORP.”) (said corporations being hereinafter sometimes collectively referred to as the “Constituent Entities”).

W I T N E S S E T H:

WHEREAS, DE CORP. has authorized capital stock consisting of 100,000,000 shares of common stock, $0.0001 par value; 40,000,000 authorized shares of "Blank Check" preferred stock, $0.0001 par value per share, and 10,000,000 authorized shares of Series Preferred 'A',$0.0001 par value per share;

WHEREAS, all the outstanding common and preferred stock of WY CORP. are owned by DE CORP. and WY CORP. is DE CORP.’s wholly-owned subsidiary;

WHEREAS, the laws of the State of Wyoming and the State of Delaware permit a merger of the Constituent Entities;

WHEREAS, the Boards of Directors of each of the Constituent Entities have determined that it is advisable and for the benefit of each of the Constituent Entities and their respective shareholders that DE CORP. be merged with and into WY CORP. on the terms and conditions hereinafter set forth, and by resolutions duly adopted have agreed to the terms and conditions of this Agreement; and directed that the proposed merger be submitted to the shareholders of DE CORP. and recommended to such shareholders approval of the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, it is agreed by and between the parties hereto, subject to the conditions hereinafter set forth and in accordance with the Delaware  Business Corporation Act (the “Act”), that DE CORP. shall be and hereby is, at the Effective Date (as hereinafter defined), merged with and into WY CORP. (WY CORP. subsequent to such merger being hereinafter sometimes referred to as the “Surviving Corporation”), with the corporate existence of the Surviving Corporation to be continued under the name “Element Acquisition Corporation” and that the terms and conditions of the merger hereby agreed upon, the mode of carrying the same into effect, the manner of converting shares are and shall be as follows:

Section 1.

Merger

1.1 On the Effective Date, DE CORP. shall be merged with and into WY CORP., and WY CORP. shall continue in existence and the merger shall in all respects have the effect provided for in WY Stat. 17-16-1105 of the Wyoming Business Corporation Act.

1.2 Without limiting the foregoing, on and after the Effective Date, the separate existence of DE CORP. shall cease, and, in accordance with the terms of this Agreement, the title to all real estate and other property owned by each of the Constituent Entities shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Constituent Entities; and any proceeding pending against any Constituent Entity may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

1.3 Prior to and from and after the Effective Date, the Constituent Entities shall take all such action as shall be necessary or appropriate in order to effectuate the merger.  If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of DE CORP., the last acting officers of DE CORP., or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

Section 2.

Terms of Transaction

2.1 Upon the Effective Date:

(a) The shareholders of DE CORP. shall, within thirty (30) days of the Effective Date, submit their certificates for DE CORP. Common Stock to WY Corp. for replacement with WY Corp. Shares.  Each share of DE CORP. Common Stock submitted shall thereupon be converted into one Common Share of WY CORP., subject to the provisions of Section 2.2 below, the Common Shares of the Surviving Corporation required for such purpose being drawn from authorized but unissued shares of the Surviving Corporation.

(b) Each share of DE CORP. Common Stock held in the treasury of DE CORP. immediately prior to the Effective Date of the merger shall by virtue of the merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist without any conversion thereof.

(c) Each share of WY CORP. Common Shares outstanding and owned of record by its shareholders, if any, immediately prior to the Effective Date shall remain outstanding.

2.2 After the Effective Date, each holder of an outstanding certificate or certificates of DE CORP. Common Stock will, upon surrender of such certificate or certificates, within thirty (30) days of the Effective Date be entitled to a certificate or certificates representing Shares of WY CORP. equal to the same number of DE CORP. shares.  After the Effective Date, certificates representing shares of DE CORP. Common Stock which are not submitted to the Surviving Corporation within thirty (30) days of the Effective Date, shall be automatically converted to Shares of WY CORP. in accordance with the terms of this paragraph.

Section 3.

Directors and Officers

The persons who are directors and officers of WY CORP. immediately prior to the Effective Date shall continue as officers and directors of the Surviving Corporation and shall continue to hold office as provided in the Articles of Organization of the Surviving Corporation.

Section 4.

Articles of Incorporation and Bylaws

4.1 From and after the Effective Date, the Articles of Organization of WY CORP., as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

4.2 From and after the Effective Date, the Bylaws of WY CORP., in effect at such date, shall be the Bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

Section 5.

Shareholder Approval, Effectiveness of Merger

This Agreement shall be submitted for approval to the shareholders of DE CORP. as provided by the Delaware General Corporation Law.  If this Agreement is duly authorized and adopted by the requisite vote or written consents of such shareholders and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed, and this Agreement, or a Certificate of Merger incorporating the terms of this Agreement as allowed by state law, shall be filed and recorded in accordance with state laws as soon as practicable after the last approval by such shareholders.  The Board of Directors and the proper officers of the Constituent Entities are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.  The merger shall become effective on filing of the Articles or Certificate of Merger with the Secretary of State of Delaware (said date is herein referred to as the “Effective Date”).

Section 6.

Termination

At any time prior to the filing of the Articles or Certificate of Merger with the Secretary of State of Delaware, the Board of Directors of the constituent corporation may terminate and abandon this Agreement, notwithstanding favorable action on the merger by the shareholders of the Constituent Entities or earlier approval by the Boards of Directors of such Constituent Entities.

Section 7.

Miscellaneous

7.1 This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

7.2 This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Constituent Entities have each caused this Agreement to be executed, their respective corporate seals to be affixed and the foregoing attested, all by their respective duly authorized officers, as of the date herein above first written.

BRAVO MULTINATIONAL INCORPORATED  (Delaware)

By: /s/ Merle Ferguson

     Authorized Officer

BRAVO MULTINATIONAL INCORPORATED (Wyoming)

By: /s/ Merle Fergsuon

     Authorized Officer